EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Committee
Zale Corporation Savings and Investment Plan:

We consent to the incorporation by reference in the registration statement (No. 333-51607) on Form S-8 of Zale Corporation of our report dated June 26, 2007, with respect to the statement of net assets available for benefits of the Zale Corporation Savings and Investment Plan as of December 31, 2006, the related statement of changes in net assets available for benefits for the transition period from August 1, 2006 to December 31, 2006, which report appears in the December 31, 2007, Annual Report on Form 11-K of Zale Corporation Savings and Investment Plan.

/s/KPMG LLP

Dallas, Texas
June 26, 2008